Exhibit 10.21

                              EMPLOYMENT AGREEMENT

            This Employment Agreement is between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the "Employer"), and (ii) ROBERT P. MATLEY, an individual currently residing in Dallas, Pennsylvania ("Employee"). This Agreement shall become effective upon the closing of the merger of Community Bank, N.A. and First Heritage Bank ("Merger").

                               W I T N E S S E T H

            IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

            1. Employment.

                  (a) Term. Employer shall employ Employee, and Employee shall serve, as Executive Vice President and Senior Lending Officer, Pennsylvania Banking, for Community Bank System, Inc. and Community Bank, N.A. for the period that begins on the date of the closing of the Merger and that ends on December 31, 2007 ("Period of Employment"), subject to termination as provided in paragraph 3 hereof.

                  (b) Salary. From the effective date of this Agreement through December 31, 2004, Employer shall pay Employee a base salary at the annual rate of not less than $140,000 ("Base Salary"). Employee's Base Salary for calendar years after 2004 shall be reviewed and may be increased (but not decreased) annually in accordance with Employer's regular payroll practices for executive employees.

                  (c) Incentive Compensation. During the Period of Employment, Employee shall be entitled to annual incentive compensation pursuant to the terms of the Management Incentive Plan which has been approved by the Board of Directors of Employer to cover Employee and other key personnel of Employer. Upon termination of Employee's employment pursuant to subparagraph 3(a), 3(b), 3(c) or 6, Employee shall be entitled to a pro rata portion (based on Employee's complete months of employment in the applicable year) of the annual incentive award that is payable with respect to the year during which the termination occurs or, if the annual award for such year is not determinable at the termination date, then the immediately prior year's award shall be used to determine such pro rata portion.

                  (d) Signing Bonus. Employer shall pay Employee $125,000 (less applicable withholding), as a one-time signing bonus on the closing date of the Merger and the commencement of Employee's employment with Employer. Employee acknowledges that the payment made pursuant to this paragraph 1(d) is in satisfaction of and replaces all bonuses to which Employee may have become entitled, pursuant to employment and/or stock option agreements between Employee and First Heritage Bank, upon the exercise of certain options to acquire common stock of First Heritage Bank. Upon receipt of the payment described in this paragraph 1(d), Employee agrees that he will not make any claim for any bonus related to the exercise of any stock option of any type.

            2. Duties during the Period of Employment. Employee shall be designated as Employer's second-in-command in Pennsylvania and shall have full responsibility, subject to the control of Employer's President, Pennsylvania Banking, and/or the authorized designee of


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

Employer's Board of Directors, for the supervision of substantially all aspects of Employer's credit operations in the Commonwealth of Pennsylvania, and the discharge of such other duties and responsibilities to Employer, not inconsistent with such position, as may from time to time be reasonably assigned to Employee by Employer's President, Pennsylvania Banking, and/or the authorized designee of Employer's Board of Directors. Employee shall report to Employer's President, Pennsylvania Banking, and to Employer's Chief Credit Officer. Employee shall devote Employee's best efforts to the affairs of Employer, serve faithfully and to the best of Employee's ability and devote all of Employee's working time and attention, knowledge, experience and skill to the business of Employer, except that Employee may provide services to or affiliate with professional associations, and business, civic and charitable organizations, provided that such services and affiliations do not unreasonably interfere with the performance of Employee's duties under this Agreement.

            3. Termination. Employee's employment by Employer shall be subject to termination as follows:

                  (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment unless the parties enter into a written agreement extending Employee's employment, except for the continuing obligations of the parties as specified hereunder.

                  (b) Termination Upon Death. This Agreement shall terminate upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of 90 days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A. Employee's beneficiary shall be free to


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

dispose of any restricted stock previously granted to Employee by Employer. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Beneficiary to purchase the balance of Community Bank System, Inc. ("CBSI") Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's death or termination of employment.

                  (c) Termination Upon Disability. Employer may terminate this Agreement upon Employee's disability. For the purpose of this Agreement, Employee's inability to perform substantially all of Employee's duties under this Agreement by reason of physical or mental illness or injury for a period of 26 successive weeks (the "Disability Period") shall constitute disability. The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Employee and Employer. During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary otherwise payable during that period, reduced by any other income replacement benefits to which Employee may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker's compensation law, or any other benefit program or arrangement). Upon termination pursuant to this disability provision, Employee shall be free to dispose of any restricted stock granted to Employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued


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

by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's disability or termination of employment.

                  (d) Termination for Cause. Employer may terminate Employee's employment immediately for "Cause" by written notice to Employee. For purposes of this Agreement, a termination shall be for "Cause" if the termination results from any of the following events:

                        (i) Material breach of this Agreement which is not cured within 60 days after Employer gives Employee written notice of such breach;

                        (ii) Documented misconduct of Employee engaging in any act of dishonesty or criminal conduct;

                        (iii) Continued neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within 60 days after Employer gives Employee written of such neglect or refusal;

                        (iv) Conviction of a felony;

                        (v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;

                        (vi) Intentional refusal to follow the reasonable, written instructions of Employer's President, Pennsylvania Banking, the Employer's Chief Credit Officer and/or the Board of Directors of Employer, provided that the instructions do not require Employee to engage in unlawful conduct; or


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

                        (vii) Any documented intentional violation by Employee of the rules or regulations of the Office of the Comptroller of the Currency or of any other regulatory agency.

            Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for Cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

                  (e) Termination For Reasons Other Than Cause. If Employer terminates Employee's employment for reasons other than Cause, or if Employee voluntarily terminates his employment for "Good Reason" (as defined in paragraph 6(c) below), in either case on or after the first anniversary of the closing of the Merger and prior to December 31, 2007, then Employee shall be entitled to a severance benefit equal to the greater of (i) the sum of the annual Base Salary in effect at the time of termination and the most recent payment to Employee under the Management Incentive Plan, payable in equal biweekly installments over the 12-month period following Employee's termination, or (ii) amounts of Base Salary and expected Management Incentive Plan payments that otherwise would have been payable through the balance of the unexpired term of this Agreement, payable in biweekly installments through the balance of the unexpired term of this Agreement. In addition, Employer shall: (iii) permit Employee to dispose of any restricted stock granted to Employee; and (iv) treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Employee's termination of employment.

                  Notwithstanding the foregoing, if Employer terminates Employee for reasons other than Cause, or if Employee voluntarily terminates his employment for Good Reason, in either case on or after the first anniversary of the closing of the Merger and prior to December 31, 2007, then amounts payable under clauses (i) or (ii) of this paragraph 3(e) shall be reduced by any payments made to Employee under paragraphs 6(a)(i) and (ii). If Employee's employment terminates prior to the first anniversary of the closing of the Merger, Employee's sole and exclusive right to payments (if any) shall be governed by paragraph 3(f).

                  (f) First Heritage Employment Agreement. Employer acknowledges that Employee could have become entitled to certain severance payments pursuant to Section 9 of the Employment Agreement between Employee and First Heritage Bank effective July 1, 1999 ("First Heritage Employment Agreement") as a result of the Merger, which payments Employee has agreed to waive in connection with the Merger and the execution of this Agreement. In consideration of such waiver,
(i) in the event that Employee elects to terminate his employment with Employer prior to this first anniversary of the closing of the Merger, Employer shall pay to Employee, in equal biweekly installments over a period of one year, an amount equal to the annual base salary rate in effect on November 1, 2003 and payable to Employee by First Heritage Bank, and (ii) in the event Employer elects to terminate Employee's employment with Employer for reasons other than Cause prior to the first anniversary of the closing of the Merger, Employer shall pay to Employee, in a single sum at the time of termination, an amount equal to twice the annual base salary rate in effect on November 1, 2003 and payable to Employee by First Heritage Bank. Employee shall be required to mitigate the amount of any payment required under paragraph 3(f)(i) by seeking other employment.


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

Notwithstanding any other term or provision in this Agreement, Employer and Employee intend that this paragraph 3(f) shall provide the sole and exclusive basis for payments to be made by Employer to Employee if Employee's employment under this Agreement is terminated voluntarily by Employee, or involuntarily by Employer for reasons other than Cause, prior to the first anniversary of the closing of the Merger. By way of example, and not limitation, Employee shall not be entitled to payments under the other subparagraphs of paragraph 3, or under the provisions of paragraph 6, if benefits are payable pursuant to this subparagraph 3(f).

                  (g) Expiration of Term Without Renewal. In the event that Employee's employment ends on December 31, 2007 solely because Employer chooses not to renew or extend this Agreement beyond December 31, 2007 for reasons other than Cause, then Employee shall be entitled to a severance benefit equal to the sum of (i) 175 percent of the annual Base Salary in effect at the time of termination, and (ii) the most recent payment to Employee under the Management Incentive Plan, such sum to be payable in equal biweekly installments over the six-month period following Employee's termination of employment. Amounts payable under this paragraph 3(g) shall be reduced by any payments made to Employee under paragraphs 6(a)(i) and (ii).

            4. Fringe Benefits.

                  (a) Benefit Plans. During the Period of Employment, Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of or which are applicable to its executive employees. Participation in any of Employer's


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

benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing. Employee shall be reimbursed for related expenses not covered by Employer's health insurance plan, or any other plan in which Employee is enrolled. Employee shall not be eligible to participate in Employer's Severance Pay Plan maintained for employees not covered by employment agreements.

                  (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for (or Employer shall pay directly) Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties hereunder. Reimbursable expenses must be submitted to the President and Chief Executive Officer of Employer, or the President and Chief Executive Officer's designee, for review on no less than a quarterly basis.

                  (c) Other Benefits. During the Period of Employment, Employee also shall be entitled to receive the following benefits:

                        (i) Paid vacation of four weeks during each calendar year (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer's holiday policy;

                        (ii) Reasonable sick leave;

                        (iii) Employer-paid memberships for Employee at one country club and one social (eating) club in the Dallas or Scranton/Wilkes-Barre, Pennsylvania area, subject to the approval of the President and Chief Executive Officer of Employer. Although it is contemplated that the memberships shall be utilized for marketing and promotion of Employer's


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

business interests, in the event that any part of any membership shall be treated as taxable compensation to Employee, Employer shall reimburse Employee for any federal, state or local income tax owed by Employee, including any such taxes owed as a result of any reimbursement under this subparagraph, in connection with such membership; and

                        (iv) The use of an Employer-owned or Employer-leased late model automobile, the selection and replacement of which shall be subject to the approval of the President and Chief Executive Officer of Employer.

            5. Restricted Stock and Stock Options.

                  (a) Employer shall cause the Compensation Committee of the Board of Directors of Employer to grant to Employee 2,000 shares of restricted common stock of CBSI effective as of the closing date of the Merger, the restrictions on which shares shall expire in increments of 500 shares on each January 1 beginning January 1, 2005, provided that Employee remains employed by Employer on such January 1. The foregoing grant of restricted stock shall be issued pursuant to, and subject to all the terms and conditions of, the Community Bank System, Inc. 1994 Long-Term Incentive Compensation Program or a comparable successor program.

                  (b) In addition, Employer shall cause the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted additional shares of restricted stock and/or options to purchase shares of common stock of CBSI. Such review may be conducted pursuant to the terms of the Community Bank System, Inc. 1994 Long-Term Incentive Compensation Program, a successor plan, or independently, as the Compensation Committee shall determine. Reviews shall be conducted no less frequently than annually.


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

            6. Change of Control.

                  (a) Except as provided in paragraph 3(f), if Employee's employment with Employer shall cease for any reason, including Employee's voluntary termination for Good Reason, but not including Employee's termination for Cause or Employee's voluntary termination without Good Reason, on or after the first anniversary of the closing of the Merger and within 2 years following a "Change of Control" that occurs during the Period of Employment, Employer shall:

                        (i) Pay to the Employee the greater of (A) 200 percent of the sum of the annual Base Salary in effect at the time of termination and the most recent payment to Employee under the Management Incentive Plan, payable in equal biweekly installments over the 24-month period following Employee's termination, or (B) amounts of Base Salary and expected Management Incentive Plan payments that otherwise would have been payable through the balance of the unexpired term of this Agreement, payable in biweekly installments through the balance of the unexpired term of this Agreement;

                        (ii) Provide Employee with fringe benefits, or the cash equivalent of such benefits (equal to Employer's cost for such benefits), identical to those described in paragraph 4(a) for the period during which Base Salary is payable to Employee pursuant to (i) above. To the extent the benefits provided to Employee in this paragraph 6(a)(ii) are deemed taxable benefits, Employer shall reimburse Employee for taxes owed by Employee on the benefits and tax reimbursement;

                        (iii) Treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not otherwise exercisable or that have not been exercised (so as to permit Employee to purchase the balance of CBSI Stock not yet


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

purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's termination of employment) and permit Employee to dispose of any restricted stock previously granted to Employee; and

                        (iv) Permit Employee to dispose of any shares of restricted stock granted to Employee.

                        (v) Subject to Employer's right to make the single lump sum payment described in paragraph 6(a)(vi) below, if any portion of the amounts paid to, or value received by, Employee following a "Change of Control" (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then payments to Employee pursuant to this Agreement shall be limited or modified to the minimum extent necessary to eliminate the application of Internal Revenue Code Sections 280G and 4999. The determination of any reduction in payments to Employee pursuant to this paragraph 6(a)(v) shall be made by the independent certified public accountant of Employer in consultation with Employee.

                        (vi) Notwithstanding the foregoing of this paragraph 6(a), the Board of Directors of Employer may elect, in its sole discretion, to pay all benefits due Employee pursuant to this paragraph 6 in a single lump sum payment within 90 days following a Change of Control and Employee's termination of employment with Employer. Subject to the limitation in paragraph 6(a)(v), in the event a single lump sum payment is made pursuant to the foregoing sentence, the amount of the payment shall be increased to the extent necessary to hold Employee harmless from any marginal income and employment tax liability created by the single lump sum payment (i.e., the income and employment tax liability that exceeds the income


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

and employment tax liability that would have been incurred by Employee if payments were made in the manner and during the periods otherwise described in this paragraph 6).

                  (b) For purposes of this paragraph 6, a "Change of Control" shall be deemed to have occurred if:

                        (i) any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding securities;

                        (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

                        (iii) Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

                        (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding voting securities; or

                        (v) Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.


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

                  (c) For purposes of this Agreement, "Good Reason" shall mean action taken by Employer that results in:

                        (i) An involuntary and material adverse change in Employee's title, duties, responsibilities, or total remuneration;

                        (ii) An involuntary relocation of the office from which Employee is expected to perform his duties to a location that is not within 50 miles of Wilkes-Barre, Pennsylvania; or

                        (iii) An involuntary and material adverse change in the general working conditions (including travel requirements and clerical support) applicable to Employee.

            7. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all required income and employment taxes and any other similar sums required by law to be withheld.

            8. Covenants.

                  (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except to perform his services as an employee Employer, any confidential business or technical information or trade secret that is not in the public domain acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or


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

disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

                  (b) No Competition. Employee's employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, within a 50 mile radius of Wilkes-Barre, Pennsylvania, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer's consolidated gross sales or operating revenues is derived from, or 5% or more of Employer's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or


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

more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                  (c) Non-Competition Period. If Employee's employment with Employer shall cease for any reason during the Period of Employment as defined in paragraph 1(a) of this Agreement, the "non-competition period" shall begin on the date the first payment is made pursuant to the terms of this Agreement and shall end on the earlier of (i) the date that is 12 months after the date the final payment is made pursuant to the terms of this Agreement, or (ii) December 31, 2007; provided, however, that the date determined pursuant to (i) above shall be the date the final payment is made pursuant to the terms of this Agreement, if Employer terminates Employee during the Period of Employment for reasons other than Cause or if Employee voluntarily terminates his employment during the Period of Employment for Good Reason.

                  (d) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer shall cease all payments to Employee and may offset immediately any and all amounts payable to Employee under this Agreement against any damages to which Employer is legally entitled in addition to any and all other remedies available to Employer under the law or in equity.

            9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence and to Employer at 5790 Widewaters Parkway, Dewitt, New York


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

13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.

            10. Rules, Regulations and Policies. Employee shall abide by and comply in all material respects with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

            11. No Prior Restrictions. Employee represents and warrants that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

            12. Return of Employer's Property. After Employee has received notice of termination or at the end of the Period of Employment, whichever first occurs, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.

            13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.

            14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.


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

            15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization. Any attempted assignment in violation of this paragraph 15 shall be null and void and of no effect,

            16. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the First Heritage Employment Agreement. Employee hereby waives all claims Employee may have under the First Heritage Employment Agreement and any related agreement, plan or program of First Heritage Bank. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto. The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach. The provisions of paragraphs 6 and 8 hereof shall survive the termination of this Agreement.

            17. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

            18. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer


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

shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.

            The foregoing is established by the following signatures of the parties.

                                       COMMUNITY BANK SYSTEM, INC.

                                       By: /s/ Sanford A. Belden
                                          --------------------------------------
                                           Sanford A. Belden
                                           President and Chief Executive Officer


                                       COMMUNITY BANK, N.A.

                                       By: /s/ Sanford A. Belden
                                          --------------------------------------
                                           Sanford A. Belden
                                           President and Chief Executive Officer


                                           /s/ Robert P. Matley
                                       -----------------------------------------
                                                 ROBERT P. MATLEY


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

                                   APPENDIX A

                          BENEFICIARY DESIGNATION FORM

            Pursuant to the Employment Agreement between (i) Community Bank System, Inc. and Community Bank, N.A., and (ii) Robert P. Matley ("Agreement"), I, Robert P. Matley, hereby designate Gertrude Matley, my wife, as the beneficiary of amounts payable upon my death in accordance with paragraph 3(b) of the Agreement. My beneficiary's current address is 18 Pheasant Run Dr. Dallas, PA 18612.


Dated: May 14, 2004                          /s/ Robert P. Matley
                                             --------------------------
                                                 Robert P. Matley


_______________________________
           Witness


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